UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549

                               FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

                         					Commission File Number: 1-13264

                         Trigen Energy Corporation
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          (Exact name of registrant as specified in its charter)

                            One Water Street
                      White Plains, New York  10601
                              (914) 286-6600
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                Common Stock, par value $.01 per share
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       (Title of each class of securities covered by this Form)


                                 None
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)	 [ x ]	     Rule 12h-3(b)(1)(i) 	[ x ]
       Rule 12g-4(a)(1)(ii)	[   ]	     Rule 12h-3(b)(1)(ii)	[   ]
       Rule 12g-4(a)(2)(i) 	[   ]	     Rule 12h-3(b)(2)(i)	 [   ]
       Rule 12g-4(a)(2)(ii)	[   ]	     Rule 12h-3(b)(2)(ii)	[   ]
                                       Rule 15d-6	 	[   ]

     Approximate number of holders of record as of the certification
or notice date:     1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Trigen Energy Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      TRIGEN ENERGY CORPORATION


Date:  May 3, 2000    		              By:    /s/ Eugene E. Murphy
       -------------------               --------------------------------
                		                    Name: 	Eugene E. Murphy
                                      Title:	Vice President, General
                                             Counsel and Secretary